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                                                                   EXHIBIT 3.1BB


                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                      GUSTAFSON MANUFACTURING COMPANY, INC.

        We, WAYNE F. GUSTAFSON and Dorothy A. Gustafson, the President and Secretary, respectively, of GUSTAFSON MANUFACTURING COMPANY, INC., a Minnesota corporation, certify that the resolution set forth below amending the Articles of Incorporation of the corporation was adopted in accordance with the laws of the State of Minnesota and the Articles of Incorporation and By-laws of the corporation on April 27, 1967, by the unanimous written consent of the holders of all the outstanding shares of each class of the corporation entitled to vote thereon:

        RESOLVED, That Article I and Article II of the Articles of Incorporation of this corporation be, and hereby are amended to read as follows:

                                    Article I

        The name of the corporation is GUSTAFSON MANUFACTURING, INCORPORATED.

                                   Article II

        The location and the post office address of its registered office in the State of Minnesota is 6600 South County Road 18, Hopkins, Hennepin County, Minnesota.

        IN WITNESS WHEREOF, we have set our hands and the seal of GUSTAFSON MANUFACTURING COMPANY, INC. on 6/6, 1967.

Witnesses:

                                      /s/ Wayne F Gustafson
                                      ------------------------------------------
                                      Wayne F. Gustafson               President

                                      /s/ Gene T. Billmyre
                                      ------------------------------------------
                                      Gene T. Billmyre                 Secretary